Commercial Vehicle Group, Inc. INSIDER TRADING POLICY

Document # P 5.2-11 Last Amended: March 2024

Commercial Vehicle Group, Inc. is a publicly held company, the common stock of which is traded on the Nasdaq Global Select Market and registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (“SEC”). Investment by executive officers, directors and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against trading while in possession of material non-public information.
As a director, executive officer or employee of a publicly held company, you have the responsibility not to trade in, or “tip” others who may trade in, Company securities while in possession of material, non-public information about the Company. There are harsh civil and criminal penalties if you:

1.trade in Company securities while in possession of material, non-public information;
2.wrongly obtain or use such material, non-public information when you are deciding whether to buy or sell securities; or
3.give that information to another person (“tip”) who uses it in buying or selling securities.
If you buy or sell securities while in possession of material non-public information, you will not only have to pay back any money you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws. A violation of insider trading laws could subject you to disciplinary actions including but not limited to termination of employment and such other actions, including reporting to third parties and legal action, as the Company deems appropriate under the circumstances.

Directors and executive officers of a public company also have the responsibility to comply with the “short-swing profit” rule in Section 16(b) of the Exchange Act and file periodic reports regarding changes in ownership of Company stock pursuant to Section 16(a) of the Exchange Act. Violations or failure to comply with these Section 16 restrictions can also result in SEC enforcement action against a director or executive officer.
In order to avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws, set forth the Company's trading guidelines for employees, executive officers and directors and describe the procedures Company directors and executive officers should follow to ensure the timely filing of Section 16 reports with the SEC. However, it does not address all possible situations that you may face.

You are personally responsible for ensuring that you (as well as members of your household and immediate family members living in your home) have complied with the provisions and intent of the trading guidelines set forth below. See the section below titled “Transactions by Family Members” for more information.

INSIDER TRADING CONCEPTS

What is Material Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. It is not possible to identify every type of information that could be material, or every context in which otherwise ordinary information might become material. However, if there is an investigation, the question of whether information is material in a given situation will be determined with the benefit of 20-20 hindsight. For that reason, if you have any concern that information within your possession may be material, it is your responsibility to seek appropriate legal advice before trading in the securities of the related company.
Examples of material information typically include, but are not limited to:

•Company’s quarterly or annual financial results;
•Company’s financial problems;
•estimates of future earnings or losses;
•new product offerings;
•changes in management;
•events that could result in restating financial information;
•a proposed acquisition or sale;
•a significant cybersecurity incident;
•changes in auditors;
•beginning or settling a major lawsuit;
•changes in dividend policies;
•declaring a stock split;
•a stock or bond offering; or
•winning or losing a large contract.

What is Non-Public Information?
Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (for example via a publicly accessible conference call, press release or in an SEC filing) and people have had sufficient opportunity to see or hear it. Therefore, you should not buy or sell stock or other securities before the public announcement of material information. It is usually safe to buy or sell stock two (2) business days after the information is officially announced, as long as you do not know of other material information that has not yet been announced.

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TRADING GUIDELINES
Prohibition Against Trading While In Possession of Material Non-Public Information

You may not trade in stocks or other securities of the Company or of any other company when you are aware of any material, non-public information about that company, no matter how you learned the information. “Trading” includes not only purchases and sales of stock, but also acquisitions or dispositions of equity derivative securities, sale of vested restricted stock awards, stock swap agreements, the exercise of certain options (see “Clarification About Stock Option Exercise Exception” below), warrants, puts and calls, etc. You also must not “tip” or otherwise give or disclose material, non-public information to anyone, including members of your immediate family, friends or anyone acting for you (such as a stockbroker).

Restricted Trading Periods

Restricted trading periods are periods designated by the Company as times in which its employees, directors and executive officers may not trade in Company stock regardless of the actual possession or non-possession of material, non-public information. These restricted trading periods are instituted by the Company for a variety of reasons and you may not be informed of the reason for the restriction. The Company will be instituting such restrictions every quarter.
Pre-Clearance Policy for Executive Officers and Directors for Trading While Not in Possession of Material Non-Public Information

Directors and executive officers may not trade at any time without prior clearance. This requirement to pre-clear does not apply to other employees of the Company. Before trading in Company stock, a director or executive officer must contact the Clearance Officer, the Company’s General Counsel, to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade.
The Sarbanes-Oxley Act of 2002 requires the Company to absolutely prohibit all purchases, sales or transfers of Company securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive business days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. You will be contacted when these or other restricted trading periods are instituted from time to time.
In addition to making sure a restricted trading period is not in effect, the pre-clearance procedure is necessary to assist directors and executive officers in preventing violations of the Section 16(b) short-swing profit rule. As you may know, directors and executive officers will be held liable to the Company for any “short-swing profits” resulting from a non-exempt purchase and sale or sale and purchase within a period of less than 6 months. Similarly, any profits realized by a director or executive officer upon a trade during a pension blackout period are recoverable by the Company (whether or not there is a “matching” transaction in contrast to short swing trading). While compliance with Section 16(b) and other restricted trading periods is the responsibility of the individual director or executive officer, the pre-

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clearance of all trades will allow the Company to assist its directors and executive officers in preventing any inadvertent violations.

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If, upon requesting clearance, you are advised that Company stock may be traded, you may buy or sell the stock within two business days after clearance is granted, but only if you are not otherwise in possession of material, non-public information. If for any reason the trade is not completed within two business days, pre-clearance must be re-obtained before stock may be traded.
If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may re-request for pre-clearance at a later date when trading restrictions may no longer be applicable. In sum, it is critical that you obtain pre- clearance before any trading to prevent both inadvertent Section 16(b) or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).

Pre-Clearance Policy for Rule 10b5-1 Plans
Directors and executive officers may not implement a trading plan under SEC Rule 10b5-1 at any time, without prior clearance. Before entering into a trading plan you must contact the Company’s General Counsel to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated plan. You may only enter into a trading plan when you are not in possession of material, non-public information. In addition, you may not enter into a trading plan during a pension fund blackout period. Once a trading plan is pre-cleared and implemented, trades made pursuant to the plan will not require additional pre-clearance. As discussed under “Section 16 Reporting”, transactions made under a trading plan need to be promptly reported on a Form 4.

Prohibition Against Short Selling

Directors and executive officers may not sell any security of the Company if such person does not own the security. Short selling is the practice of a seller selling securities that he/she does not own, with the intention of acquiring the securities at a lower price in the future.
Prohibition Against Trading in Derivative Securities
It violates Company policy for any executive officer or director to purchase, sell, or engage in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. This prohibition does not, however, apply to any exercise of Company stock options, any sale of Company stock in connection with a properly structured cashless exercise, or payment of withholding tax upon the exercise of any such option.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forwards, equity swaps, exchange funds and forward sales contracts, allow a

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director, officer or employee to lock in much of the value of such person’s shares, often in exchange for all or part of the potential for upside appreciation of those shares. These

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transactions allow the director, officer or employee to continue to own the covered shares, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in any such transaction.

Margin Accounts and Pledges
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted in the discretion of the Board of Directors or the Nominating, Governance and Sustainability Committee, where the shares are pledged as collateral for a loan (but not for a margin account) if the director, officer or employee clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Bona Fide Gifts
For purposes of this Policy, bona fide gifts of securities of the Company are exempt from this Policy, except that, with respect to gifts other than to 501(c)(3) or similar charitable organizations (such as gifts to individuals), (i) the pre-clearance process still applies to the gift itself, and (ii) the donor shall not have reason to believe that the donee intends to sell the shares while the director, officer or employee is aware of material non-public information or is subject to a restricted trading period under this Policy.
Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. A standing order placed with a broker to sell or purchase the Company’s shares at a specified price leaves you with no control over the timing of the transaction. If you place a standing or limit order, you cannot change it or terminate it when you are aware of material non-public information. The Company therefore discourages placing standing or limit orders on Company shares. If a person determines that such person must use a standing or limit order, you may want to limit it to a short duration.

Transactions by Family Members

This Policy also applies to your family members who reside with you (including your spouse, children including children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are

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responsible for the transactions of these family members and therefore should make them aware of the need to confer with you before they trade in Company securities, and should treat all such

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transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions by such family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts, and transactions by these controlled entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Clarification About Stock Option Exercise Exception
The exercise of stock options for cash (but not in exchange for previously owned shares) is exempt from the restricted trading periods under this Policy, because the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. However, such exception for exercising stock options for cash does not apply, and the trading restrictions of this Policy do apply, to any sale of the shares issued by the Company and received by the optionee upon the exercise of stock options or pursuant to a cashless exercise of stock options through a broker (which entails selling a portion of the underlying shares to cover the costs of exercise).

Post-Termination Transactions
This Policy continues to apply to your transactions in Company securities even after you have terminated your employment or other relationship with or service to the Company. If you are in possession of material non-public information when your employment or service terminates, you may not trade in Company securities until that information has become public or is no longer material.
SECTION 16 REPORTING

Overview
The SEC’s rules under Section 16(a) of the Exchange Act impose reporting requirements on executive officers, directors and 10% shareholders (collectively, the “Reporting Persons”). If there is any change in ownership of Company securities at any time, other than through certain exempt Company benefit plans, Reporting Persons will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction. For transactions under Rule 10b5-1 trading plans or certain discretionary transactions within exempt Company benefit plans (for example, fund switching transactions), the Form 4 may not be due until the second business day following the date your broker or plan administrator notifies the Reporting Person of the execution date, but in no event more than five business days after the execution date.

Reporting Persons are also required to report certain exempt transactions to the SEC at year- end on a Form 5. The number and types of transactions eligible for Form 5 reporting

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are very limited. Coupled with the complexity of determining the time for filing reports in the situations described above, pre-clearing with the Company all transactions that a director or executive

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officer may contemplate is essential to our ability to assist you in making the proper filings in the required time frames.

Consequences of Delinquent Filings
The consequences of a late filing or the failure to file required Section 16 reports are significant and include:

•public embarrassment to the Reporting Person and the Company from required disclosures in the proxy statement and Form 10-K;
•potential SEC enforcement actions, such as but not limited to a cease-and-desist order or injunction against further wrongdoing; and
•for egregious or repeated violations, significant SEC fines and criminal penalties, including incarceration, are possible.
Compliance Program

Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the Reporting Person. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide its directors and executive officers with assistance in preparing and filing your reports. In this regard, the following compliance procedures have been implemented:

Designated Filing Coordinator
The Company's General Counsel, also serving as the Company’s designated Filing Coordinator, can assist all executive officers and directors in preparing, reviewing and filing all Forms 3, 4 and 5. A Form 3 initial report has been filed for all current executive officers and directors.

Preparation and Filing

If you have any transaction or change in ownership in your Company stock or other equity securities (including derivative securities), please report the transaction(s) to the Filing Coordinator no later than the execution date of the transaction. This is necessary notwithstanding that you received pre-clearance of the transaction because the Company will not know whether or not you then proceeded to act upon such pre-clearance until you provide us with the exact dates, prices and other relevant information. The Filing Coordinator will contact you following the end of the year to coordinate preparation of your Form 5 (if applicable).

Upon receiving the details of the transaction(s) from you, the Filing Coordinator will prepare and file each Form 4 and Form 5 on your behalf. Due to the short two-day period in which to file the reports, your Forms may be executed on your behalf using the power of attorney that you have granted for this purpose. As discussed above, the SEC must receive the Form 4 no later than the second business day following almost any transaction, and Form 5 must be received by February 14th each year, so time is of the essence. A copy of your Form 4 or

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5, as filed with the SEC, will be sent to you promptly following the filing. Please contact the Filing

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Coordinator immediately if you believe there may be any errors in the filing. If so, an amendment will be promptly filed.

The Filing Coordinator will send you periodic reminders relating to transactions in Company securities. Although such reminder will not allow us to remedy any filings that may be missed due to a failure to inform the Filing Coordinator, we believe that it will be in the best interests of both the Company and you to report such late transactions as soon as possible to mitigate any resulting damage.
Forms 4 and 5 for Employee Equity Awards
Certain of the restrictions and reporting obligations discussed above may also apply to the receipt and exercise of equity awards or the sale of underlying stock following the exercise of an option, restricted stock or any other equity award.

The Ultimate Responsibility Rests on You

While the Company has decided to assist employees, executive officers and directors with insider trading compliance, you should recognize that it will remain your legal obligation to ensure that any transaction you enter into relating to securities comply with all securities laws. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this Policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information or have any questions, please contact the General Counsel.

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